Exhibit 99.2

Contact:

Richard J. Sullivan
561-515-6163
info@gdsi.co

Stephen L. Norris Elected Vice Chairman of Global Digital Solutions, Inc.’s (GDSI) Board of Directors

Recently appointed to the GDSI Board and named Chairman and CEO of GDSI International,
Mr. Norris will work closely with Chairman and CEO Richard J. Sullivan to implement the Company’s global growth and acquisition strategy

PALM BEACH, Fla., July 7, 2014 /PRNewswire/ -- Global Digital Solutions, Inc. (OTCQB:GDSI), a company that is positioning itself as a leader in providing cyber arms manufacturing and complementary security and technology solutions, today announced that Stephen L. Norris has been elected Vice Chairman of the Company’s Board of Directors.  In his role as Vice Chairman, Mr. Norris will work closely with GDSI’s Chairman and CEO, Richard J. Sullivan, to implement the Company’s global growth and acquisition strategy.

As announced on July 2, 2014, Mr. Norris was recently appointed to GDSI’s Board of Directors and named Chairman and CEO of GDSI International, Prior to joining GDSI, Mr. Norris served as Chairman of Stephen Norris Capital Partners, LLC,  In addition, he is one of five co-founders of The Carlyle Group, a major merchant bank based in Washington, D.C.  From 1988-1997, Mr. Norris served as Carlyle’s President.  He was a principal participant and key advisor in Carlyle's numerous investments in various public and private companies.

“I’m very pleased that the Board has elected Steve Norris as our Vice Chairman,” said Richard J. Sullivan, GDSI’s President and CEO. “Steve’s experience is second-to-none in all areas related to structuring, negotiating and implementing a wide range of financing strategies and I have no doubt that Steve will prove to be an invaluable partner and advisor to me in shaping our long-term profitable growth and acquisition strategy going forward.  Steve agrees wholeheartedly that the dynamic forces of technological convergence and consolidation are reshaping the highly fragmented military armament and security-related communications industries.  This presents GDSI with enormous growth opportunities.  As previously announced, our growth plan is based on a systematic program of targeted acquisitions, and I believe Steve is the ideal person to help us successfully pursue this strategy.”

More About Stephen L. Norris, JD, LLM
The Honorable Stephen L. Norris served on the Board of Directors of each major Carlyle Group portfolio company and played a major role in strategic decisions. During his tenure, Carlyle's investments produced very successful returns for the investors, averaging approximately a realized 40% internal rate of return (IRR).  Most notably, Mr. Norris had direct responsibility for well over $1 billion in investments, in addition to directing and managing a prominent investor's investment in the recapitalization of Citibank now Citigroup. Mr. Norris' business relationships also made possible this investor's subsequent investments in Euro Disney and Four Seasons Hotels.  By the end of 1998, these three investments had produced well over $10 billion in profits.

In 1992, Mr. Norris was appointed by President George Bush, and confirmed by the U.S. Senate, as one of the five board members of the approximately (at the time) $68 billion Federal Retirement Thrift Investment Board. During his tenure (1992-1995), Mr. Norris successfully advocated for the right of Federal employees to allocate a greater portion of their savings into public equities.  Until late 1996, Mr. Norris served on the Advisory Committee of SEAG, Inc. which advises the Saudi Government on economic development and diversification within the Kingdom of Saudi Arabia.

Prior to co-founding Carlyle, Mr. Norris was a Corporate Vice President of Marriott Corporation in Washington, D.C. He was a principal strategist and advisor for Marriott's substantial public and private financings, limited partnerships, acquisitions and divestitures from 1981 to mid-1987.

Mr. Norris was a Fellow at Yale Law School (1977) and received a B.S. and J.D. (1972, 1975) with honors from the University of Alabama, and an L.L.M. from New York University (1976).

About Richard J. Sullivan
GDSI’s Chairman and CEO is an entrepreneurial pioneer.  In 1970, he was a founding member of the management team of Manufacturing Data Systems, Inc., which listed at $7.50 per share and was sold to Schlumberger N.V. in 1980 at $65 per share.  Under Sullivan’s decade-long leadership at Applied Digital Solutions, Inc. (“Applied”), the Company completed over 40 acquisitions and grew annual revenue from $1 million to over $350 million over five years.  Applied was recognized as one of the country’s fastest-growing technology companies, regularly topping the NASDAQ in trading volume.  The Company’s stock price rose from $2.50 to $18.00 per share, reaching a peak market capitalization of approximately $2.5 billion.

About Global Digital Solutions, Inc.
Global Digital Solutions is positioning itself as a leader in providing cyber arms manufacturing and complementary security and technology solutions.  On June 18, 2014, GDSI announced the acquisition of North American Custom Specialty Vehicles, LLC (NACSV), a leading builder of mobile command/communications and specialty vehicles for emergency management, first responders, national security and law enforcement operations.  For more information about NACSV’s suite of advanced vehicles, click here or visit http://www.gdsi.co/nacs_vehicles.html. For more information about GDSI, visit http://www.gdsi.co.

Forward Looking Statements
This press release contains “forward looking statements”. The statements contained in this press release that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described.  In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements include statements regarding moving forward with executing the Company’s global growth strategy. The statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict. The Company is providing this information as of the date of this press release and does not undertake any obligation to update any forward looking statements contained in this press release as a result of new information, future events or otherwise, except as required by law.  We have based these forward looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business.  Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Important factors that could cause such differences include, but are not limited to the Risk Factors and other information set forth in the Company’s Annual Report on Form 10-K filed on March 28, 2014, and in our other filings with the U.S. Securities and Exchange Commission.